UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 5, 2018

GLACIER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Montana
(State or other jurisdiction of incorporation)

(Commission File Number)	(IRS Employer Identification No.)
000-18911	81-0519541

49 Commons Loop
Kalispell, Montana 59901
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (406) 756-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Compensatory Arrangements of Certain Officers
Effective March 5, 2018, Glacier Bancorp, Inc. (the “Company”) and its wholly owned subsidiary Glacier Bank (the “Bank,” and together with the Company, “Glacier”) entered into new employment agreements with Randall M. Chesler, President and Chief Executive Officer; Ron J. Copher, Executive Vice President and Chief Financial Officer; and Don J. Chery, Executive Vice President and Chief Administrative Officer.
The employment agreements of Messrs. Chesler, Copher and Chery (each, an “Executive”) are substantially the same. The material terms of the employment agreements are briefly described below.
The term of each Executive’s employment agreement is two years. Mr. Chesler's employment agreement provides for an annual salary of $721,350, Mr. Copher’s employment agreement provides for an annual salary of $407,357, and Mr. Chery's employment agreement provides for an annual salary of $337,135. Each Executive will continue to be eligible to participate in the Company's short-term and long-term incentive plans and Glacier’s employee benefits plans.
If the respective Executive’s employment is terminated for Cause or without Good Reason (as defined), or due to his death or continuing disability, the Company will pay the respective Executive the salary earned through the date of his termination. If the respective Executive’s employment is terminated by Glacier without Cause or by the respective Executive for Good Reason, he will be paid an amount equal to the greater of (a) the amount of base salary remaining to be paid during the term of his employment agreement, or (b) the amount he would be entitled to receive under the Bank's severance plan, over a period of three years (in the case of Mr. Chesler) or two years (in the case of Mr. Copher or Mr. Chery).
If Mr. Chesler’s employment is terminated by Glacier (or its successor) without Cause either following the announcement of a Change in Control (as defined), which later occurs, or within two years following a Change in Control, Mr. Chesler will be entitled to receive an amount equal to 2.99 times the compensation he received in the most recent calendar year, payable in 36 monthly installments. In the case of Mr. Copher or Mr. Chery, the respective Executive will be entitled to receive an amount equal to two times his previous year's compensation, payable in 24 monthly installments. The amounts described above will be reduced by any payment the respective Executive receives for being terminated without Cause or leaving for Good Reason. The amounts described above also would be payable if the respective Executive terminates his employment for Good Reason within two years following a Change in Control. The payments are subject to reduction so that they will not be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.
The agreements include non-competition and non-solicitation restrictions that continue for three years following termination of employment for Mr. Chesler and two years for the other two Executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	March 9, 2018	GLACIER BANCORP, INC.

		By:	/s/ Randall M. Chesler
Randall M. Chesler
President and CEO